Exhibit (6)(cc)

COLLEGE RETIREMENT EQUITIES FUND
(CREF)

730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Endorsement to Your CREF Unit-Annuity Certificate

Effective Date: [Attached at issue / Specific Date / Upon receipt]

This endorsement amends and is part of your certificate [xxxxxxxx] with CREF.

In accordance with the CREF Rules of the Fund, [as of the effective date of this endorsement,] each CREF Account has multiple expense classes (“class”). Such class or classes under which any CREF contract or certificate participates within each CREF Account is determined in accordance with criteria established by CREF and is governed by the CREF Rules of the Fund.

[The annuity units under your certificate are currently assigned to class [x].]

OR

[The annuity units under your certificate are currently assigned to the following class(es).

Account	Class	Number of units	Income change method
[xxx]	[x]	[xxx.xxx]	[xxx]
[xxx]	[x]	[xxx.xxx]	[xxx]
[xxx]	[x]	[xxx.xxx]	[xxx] ]

Annuity unit value(s) of an Account are determined by your assigned class(es).

CREF reserves the right to change the class with which the value of any annuity units under this certificate is associated.

President and
Chief Executive Officer